Exhibit 99.1

Hyperion Therapeutics Announces Extension of Action Date for Ravicti™ NDA to January 23, 2013

— Extension to enable FDA to review additional solicited analyses of existing clinical information provided by the company —

South San Francisco, CA –Sept 5, 2012— Hyperion Therapeutics, Inc. (NasdaqGM:HPTX) announced today that it has received a communication from the U.S. Food and Drug Administration (FDA) extending the Prescription Drug User Fee Act (PDUFA) action date for its New Drug Application (NDA) for Ravicti™ (glycerol phenylbutyrate) by three months to January 23, 2013. The FDA extended the action date to provide time for a full review of the submission. Such extensions are standard and are provided for by regulation when additional information is submitted within three months of a PDUFA action date.

About Ravicti™ (glycerol phenylbutyrate)

Ravicti, an investigational drug, is a pre-pro-drug of phenylacetic acid, the active moiety of BUPHENYL®, the only branded therapy currently FDA-approved as adjunctive therapy for the chronic management of patients with the most prevalent urea cycle disorders. Ravicti holds orphan product designations in the US and Europe for the maintenance treatment of patients with urea cycle disorders and in the US for the intermittent or chronic treatment of patients with cirrhosis and any grade of hepatic encephalopathy.

About Hyperion Therapeutics

Hyperion Therapeutics is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat disorders in the areas of orphan diseases and hepatology. Hyperion Therapeutics is developing Ravicti™ (glycerol phenylbutyrate) for two orphan indications: urea cycle disorders and hepatic encephalopathy.

Forward-Looking Statement

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to: the uncertain clinical development process, that the FDA may not be satisfied with preclinical data, including carcinogenicity data, the ability to obtain, and timing of, regulatory approval of Ravicti for the treatment of UCD or the success and timing of commercialization efforts; the fact that the patient population suffering from UCD is small and has not been established with precision; the ability to obtain adequate clinical supplies of Ravicti; and the ability to raise sufficient capital to complete the development and commercialize Ravicti in UCD. Hyperion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the company’s Prospectus filed with the Securities and Exchange Commission on July 27, 2012.

CONTACT:

Shari Annes, Investor Relations

Cell: 650 888 0902

sannes@annesassociates.com

BUPHENYL® is a registered trademark of Ucyclyd Pharma, Inc.